Exhibit 99.h14

ADMINISTRATIVE SUB-ACCOUNTING AGREEMENT

AGREEMENT made by and between the institution executing this Agreement (“Financial Intermediary”), and the investment companies executing this Agreement (each a “Trust” and collectively the “Trusts”) on behalf of themselves and each of their series or classes of shares (each a “Fund”, collectively, the “Funds”).

WHEREAS, Financial Intermediary is registered under the Securities Exchange Act of 1934, as amended, as a broker-dealer and has entered into a Mutual Fund Sales Agreement with JPMorgan Distribution Services, Inc., the Funds’ distributor pursuant to which Financial Intermediary sells and makes available shares of the Funds to its customers; and

WHEREAS, for the convenience of its customers, Financial Intermediary is the record owner of such shares and tracks the beneficial ownership of such shares and distributes dividends and shareholder information and performs other services with respect to its customers’ accounts; and

WHEREAS, the parties have agreed to move certain Fund share positions of Financial Intermediary’s customers, which are currently carried in Network Level 3 accounts pursuant to the parties’ Depository Trust Clearing Corporation’s (“DTCC”) Networking Agreements, to one or more master or omnibus accounts (“Omnibus Accounts”) on the books and records of the Fund’s transfer agent (“Transfer Agent”) registered in the name of Financial Intermediary as the nominee (the process of moving the said positions is referred to below as the “Conversion”); and

WHEREAS, to support such omnibus arrangement, Financial Intermediary has agreed to provide sub-accounting, recordkeeping and other administrative services with respect to such customer positions; and

WHEREAS, the Funds receive a direct benefit from Financial Intermediary performing services that the Funds would otherwise perform, or have performed, with respect to such customer positions.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, each party hereto agrees as follows:

1.	Performance of Services. Commencing upon completion of the Conversion, Financial Intermediary will perform the services specified on Schedule A hereto (the “Services”) with respect to its customers that maintain in their Financial Intermediary accounts shares of the Funds and classes (i.e. CUSIPs) designated by Financial Intermediary as eligible for the Services (each a “Customer” and collectively, the “Customers”).

2.	Transactions in shares.

(a) The Funds will execute all accepted orders for the purchase of shares of the Funds (“Shares”) at the next determined public offering price per Share (i.e., the net asset value per Share plus the applicable initial sales load, if any) and the Funds will execute all accepted orders for the redemption of any Shares at the next determined net asset value per Share, in each case as described in the Funds’ then current prospectus (“Prospectus”). The Funds reserve the right to reject any purchase request in their sole discretion.

(b) Financial Intermediary certifies that it will at all times follow relevant rules, regulations and requirements in connection with the handling of orders for transactions in the Funds, including without limitation:

(i)	Rule 22c-1(a) and other applicable rules under the Investment Company Act of 1940, as amended (“Investment Company Act”);

(ii)	the provisions of this Agreement; and

(iii)	the Prospectus.

(c) Financial Intermediary further certifies that it:

(i)	has adopted and implemented and will monitor, on a continuous basis, its compliance with procedures reasonably designed to prevent violations of relevant law, regulation and Prospectus requirements with respect to late trading, market timing and abusive trading practices;

(ii)	has determined that each of Financial Intermediary Agents (as defined below) that accept orders for shares on the Fund’s behalf has adopted and implemented and will monitor, on a continuous basis, its compliance with its own internal procedures reasonably designed to prevent violations of relevant law, regulation and Prospectus requirements with respect to late trading, market timing and abusive trading practices;

(iii)	upon request, will provide information and further certification to the Funds or their designee to verify compliance with this Section 2; and

(iv)	will cooperate in monitoring and enforcing the Trust’s market timing, late trading, and any redemption fee policies as set forth in the Prospectus and such other policies established by the Trust from time to time.

(d) The Financial Intermediary agrees that neither the Funds, the Funds’ distributor nor any of their affiliates or agents will have any responsibility or liability to review any purchase or redemption request which is presented by Financial Intermediary (i) to determine whether such request is genuine or authorized by the Customer or (ii) to determine the suitability of a particular Fund or class of Shares for such Customer. The Funds, the Funds’ distributor and their affiliates and agents will be entitled to rely conclusively on any purchase or redemption request communicated to the Funds by Financial Intermediary, and will have no liability whatsoever for any losses, claims or damages to or against Financial Intermediary or any Customer resulting from the failure of Financial Intermediary to transmit any such request, or from any errors contained in any request.

(e) Financial Intermediary confirms that it will be considered the Funds’ agent for the sole purpose of receiving purchase and redemption orders for the Omnibus Accounts and transmitting them to the Transfer Agent.

(f) The Funds hereby acknowledge and agree that, at the expense of Financial Intermediary, Financial Intermediary may appoint a third party as its agent, including affiliates of Financial Intermediary (“Financial Intermediary Agent”) to provide the services hereunder, including, to the extent required hereunder, Customer-level recordkeeping, data processing, data entry, maintenance of records, client contact and client servicing, publication and assembly of reports, accounting, distribution administration, bookkeeping and tax reporting services, safekeeping, custody, brokerage and clearing agency services with respect to the Omnibus Accounts. Financial Intermediary shall be as fully responsible to the Funds for the acts and omissions of each Financial Intermediary Agent as Financial Intermediary is for its own acts and omissions.

(g) The parties agree that in each transaction in Shares and with regard to any services rendered pursuant to this Agreement (i) Financial Intermediary is acting as agent for the Customers; (ii) the Customers are for all purposes the customers of Financial Intermediary; (iii) each transaction is initiated solely upon the order of the Customers; (iv) as between Financial Intermediary and a Customer, the Customer will have full beneficial ownership of all Shares; (v) each transaction shall be for the account of a Customer and not for Financial Intermediary’s account; and (vi) except for the limited purpose of receiving orders for Share transactions from the Customer as described in Section 2(e) of this Agreement, Financial Intermediary shall have no authority to act as agent for the Funds. (vii) Financial Intermediary will not knowingly accept or act upon any instruction to purchase Shares from a Customer located outside the United States of America or for the account of any non-U.S. person.

3.	Shareholder Information

(a) Financial Intermediary agrees to provide the Fund, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through a Financial Intermediary Fund Account during the period covered by the request.

(i) Requests must set forth a specific period, not to exceed one year from the date of the request, for which transaction information is sought. A request may be ongoing and continuous (e.g., for each trading day throughout the year) or for specified periods of time. The Fund may request transaction information older than one year from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing market timing and abusive trading practices. (ii) Financial Intermediary agrees to provide, promptly upon request of the Fund or its designee, the requested information specified in 3(a). If requested by the Fund or its designee, Financial Intermediary agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in 3(a) is itself a financial intermediary (“indirect intermediary”) and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in 3(a) for those shareholders who hold an account with an indirect intermediary, or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Financial Intermediary additionally agrees to inform the Fund whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties; and to the extent practicable, the format for any transaction information provided to the Fund should be consistent with the DTCC Standardized Data Reporting Format.

(iii) The Fund agrees not to use the shareholder information received pursuant to this Agreement for marketing or any other similar purpose without the prior written consent of Financial Intermediary.

(b) Financial Intermediary agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through a Financial Intermediary Fund Account) that violate policies established or utilized by the Fund for the purpose of eliminating or reducing market timing or abusive trading practices.

(i) Instructions to restrict or prohibit trading must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or the Financial Intermediary Fund Account(s) or other agreed upon information to which the instruction relates.

(ii) Financial Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Financial Intermediary.

(iii) Financial Intermediary must provide written confirmation to the Fund that instructions have been executed. Financial Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

(c) Definitions. For purposes of this Section 3 of the Agreement:

(i) The term “Financial Intermediary Fund Account” means a direct or networked Shareholder account with the Fund maintained by Financial Intermediary or an omnibus account with the Fund maintained by Financial Intermediary.

(ii) “Fund” includes JPMorgan Distribution Services, Inc., which is the Fund’s principal underwriter, the Fund’s transfer agent and the undersigned trusts and corporation.

(iii) The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by or through a Financial Intermediary Fund Account.

(iv) The term “Shareholder” means (i) the beneficial owner of Shares held by or through a Financial Intermediary Fund Account; (ii) a participant in an employee benefit plan owning Shares held by or through a Financial Intermediary Fund Account, notwithstanding that the employee benefit plan may be deemed to be the beneficial owner of Shares; and (iii) the holder of interests in a variable annuity or variable life insurance contract issued by a financial intermediary owning Shares held by or through a Financial Intermediary Fund Account.

(v) The term “written” and/or “in writing” includes electronic writings and facsimile transmissions.

(vi) The term “Financial Intermediary” shall mean a “financial intermediary” as defined in Rule 22c-2 of the Investment Company Act.

(vii) The term “purchase” does not include the automatic reinvestment of dividends.

(viii) The term “promptly” as used in 3(a).2 shall mean as soon as practicable but in no event later than 10 business days from the Financial Intermediary’s receipt of the request for information from the Fund or its designee.

4.	Records. Financial Intermediary will maintain all records required by state and federal law relating to the provision of the Services. Upon request of the Funds or their designee, Financial Intermediary shall provide copies of its records relating to transactions in Shares on behalf of the Customer accounts to enable the Funds or their designee to: (a) comply with any request of a government body or self-regulatory organization; (b) verify compliance by Financial Intermediary with the terms of this Agreement; (c) make required regulatory reports; or (d) perform required Fund or shareholder supervision. Financial Intermediary shall provide an annual report on internal controls prepared by an independent auditor pursuant to Statement on Auditing Standards No. 70.

5.	Fees. In consideration of the Services provided hereunder, the Funds shall pay Financial Intermediary the fees specified in Schedule C hereto.

6.	Representations, Warranties, and Covenants.

(a) Each Trust represents and warrants that:

(i) It has the requisite authority to enter into this Agreement and to make the payments contemplated herein; and

(ii) The execution and delivery of this Agreement has been duly authorized by all necessary action on its part, and this Agreement constitutes the valid and binding obligation of the Trust.

(b) Financial Intermediary represents, warrants and agrees that:

(i) It has the requisite authority to enter into this Agreement and to perform the services contemplated herein;

(ii) The execution and delivery of this Agreement and the performance of the Services have been duly authorized by all necessary action on its part, and this Agreement constitutes the valid and binding obligation of Financial Intermediary;

(iii) It is, and will, conduct its activities hereunder in material conformity with all applicable federal, state and industry laws or regulations and will disclose its receipt of fees hereunder to the Customers ( and, if required, will obtain their consent to such receipt) in accordance with applicable laws and regulations;

(iv) To the extent Shares are purchased by Customers through a defined contribution plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), the arrangements provided for in this Agreement will be disclosed to the Plan(s) through their representatives;

(v) Either (a) it is not a “fiduciary” with respect to the provision of the Services to any Plan(s) as such term is defined in Section 3(21) of ERISA, and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”); or (b) its receipt of fees pursuant to this Agreement and the provision of the Services any Plan(s) will not constitute a non-exempt “prohibited transaction” as such term is defined in Section 406 of ERISA and Section 4975 of the Code;

(vi) It is a member of the DTCC;

(vii) Its services set forth on Schedule A hereof will in no event be primarily intended to result in the sale of Shares; and

(viii) It will maintain comprehensive general liability coverage and will carry a fidelity bond covering it and each of its employees and authorized agents with limits of not less than those considered commercially reasonable and appropriate under current industry practices, each issued by a qualified insurance carrier with a Best’s rating of at least “A,” and, upon the Funds’ request, it will furnish a certificate of insurance evidencing such coverage.

Each party hereto agrees to provide to the other such information or documentation necessary for such party to fulfill its obligations hereunder and such other information or documentation as either party may reasonably request.

7.	Funds Cooperation.

The Funds or their designee will provide or cause to be provided to Financial Intermediary, in a form reasonably requested by Financial Intermediary: (a) up-to-date Fund profiles for each Fund and Share class held by Customers, for purposes of enabling Financial Intermediary to set system parameters in accordance with the requirements of the Prospectus; (b) daily Share price information for each such Share class; (c) daily Omnibus Account balances and reconciliation data; (d) dividend information; (e) information regarding the Funds to be included in annual shareholder tax statements; and (f) such other information and cooperation from the Funds or their designee as Financial Intermediary may reasonably request in order provide the Services. The Funds or their designee shall timely review reports provided to them by Financial Intermediary in connection with the Services, and shall promptly notify Financial Intermediary if they become aware of any errors or discrepancies therein.

8.	Confidentiality.

A. Each party acknowledges and understands that any and all technical, trade secret, or business information, including, without limitation, financial information, business or marketing strategies or plans or product development, which is disclosed to the other or is otherwise obtained by the other, its affiliates, agents or representatives during the term of this Agreement (the “Proprietary Information”) is confidential and proprietary, constitutes trade secrets of the owner, and is of great value and importance to the success of the owner’s business. Each party agrees that should it come into possession of Proprietary Information, it will use its best efforts to hold such information in confidence and shall refrain from using, disclosing or distributing any such information except (i) as may be necessary in the ordinary course of performing the Services and transactions contemplated by this Agreement; (ii) with the written consent of the other party; or (iii) as required by law, regulatory requirement or judicial process. Proprietary Information shall not include information a party to this Agreement can clearly establish was (a) known to the party prior to this Agreement; (b) rightfully acquired by the party from third parties whom the party reasonably believes are not under an obligation of confidentiality to the other party to this Agreement; (c) placed in public domain without fault of the party or its affiliates; or (d) independently developed by the party without reference or reliance upon Proprietary Information.

B. All information, including “nonpublic personal information” as that term in defined in Regulation S-P, relating to Participants is and shall remain the sole property of the Trust and the Financial Intermediary and shall not be disclosed to or used by the Trust, the Financial Intermediary, or their affiliates for any purpose except in the performance of their respective duties and responsibilities under this Agreement and except for servicing and informational mailings relating to the Funds or as permitted by Rule 15 of Regulation S-P. Notwithstanding the foregoing, this Section 8 B shall not prohibit the Financial Intermediary, the Funds, or any of their affiliates from utilizing the names of Customers for any purpose if the names are obtained in any manner other than from Financial Intermediary pursuant to this Agreement.

C. If applicable, Financial Intermediary will deliver the Trust’s privacy policy as required by Regulation S-P.

9.	Indemnification.

(a) Financial Intermediary shall indemnify and hold harmless each Trust, the Transfer Agent and their respective subsidiaries, affiliates, officers, directors (or trustees), and employees from and against any and all losses that it may incur (including, without limitation, reasonable attorneys’ fees and expenses) as a direct result of:

(i) Financial Intermediary’s breach of any representation, covenant or warranty in this Agreement or a material breach of any provision of this Agreement,

(ii) any actions or omissions of any Fund, the Transfer Agent, and their subsidiaries, affiliates, officers, directors (or trustees), and employees in reliance upon any oral, written or computer or electronically transmitted instructions, documents or materials believed to be genuine and to have been given by or on behalf of Financial Intermediary; and

(iii) any willful misconduct or negligence (as measured by industry standards) of Financial Intermediary, its agents and employees, in the performance of, or failure to perform, its obligations under this Agreement, or any reckless disregard of its obligations under this Agreement.

(b) Each Trust, severally and not jointly, shall indemnify and hold harmless Financial Intermediary and its subsidiaries, affiliates, officers, directors and employees from any and all losses that it may incur (including, without limitation, reasonable attorneys’ fees and expenses) as a direct result of:

(i) The Trust’s breach of any representations, covenants or warranties in this Agreement, or material breach of any provision of this Agreement;

(ii) any alleged untrue statement of a material fact contained in any Fund’s registration statement or Prospectus or any alleged omission to state therein a material fact required to be stated therein or necessary to make the statements contained therein not misleading; and

(iii) any willful misconduct or negligence (as measured by industry standards) of a Fund or its agents, in the performance of, or failure to perform, its obligations under this Agreement, or any reckless disregard of its obligations under this Agreement.

(c) Neither the Trusts nor Financial Intermediary shall be liable for special, consequential or incidental damages. The indemnification provided for hereunder shall be in addition to any liability which the parties may otherwise have.

(d) The agreement of the parties in this Section 9 to indemnify each other is conditioned upon the party entitled to indemnification (Indemnitee) promptly giving notice to the party required to provide indemnification (Indemnitor) as to any claim as to which indemnity may be sought. The Indemnitor shall have the option to defend the Indemnitee against any such claim or any litigation arising from it, in which case the defense shall be conducted by counsel chosen by the Indemnitor and satisfactory to the Indemnitee. The Indemnitee may retain additional counsel at its expense. The failure of the Indemnitee to give notice as provided in this Sub-section (d) shall not relieve the Indemnitor from any liability other than its indemnity obligation under this Section. The Indemnitor may not settle any action without the written consent of the Indemnitee unless such settlement completely and finally releases the Indemnitee from any and all liability. Except with the prior written consent of the Indemnitor, the Indemnitee may not confess any claim or make any compromise in any case in which the Indemnitor may be required to indemnify.

10.	Effective Date, Amendment and Termination

(a) This Agreement shall become effective as of the date executed by the Trust or as of the first date thereafter upon which Financial Intermediary performs any service, or receives any payment pursuant hereto.

(b) This Agreement may be amended by the Trust from time to time by the following procedure. The Trust or its designee will mail a copy of the amendment to Financial Intermediary’s address, as shown on the signature page hereof. If Financial Intermediary does not object to the amendment within thirty (30) days after its receipt, the amendment will become part of the Agreement. Financial Intermediary’s objection must be in writing and be received by the Trust within such thirty days.

(c) This Agreement may be terminated as follows:

(i)	by either party as to any Fund or as to the entire Agreement without cause by giving the other party at least thirty (30) days’ written notice. The termination of this Agreement with respect to any one Fund will not cause the Agreement’s termination with respect to any other Fund.

(ii)	Notwithstanding the foregoing, this Agreement may be terminated at any time if required by applicable law, rule, regulation, order, or instruction by a court of competent jurisdiction or regulatory body or self-regulatory organization with jurisdiction over the Trust or Financial Intermediary.

(d) The provisions of Paragraphs 8 and 9 will survive termination of this Agreement.

11.	Miscellaneous

A. Anti-Money Laundering. Financial Intermediary represents that it has established an Anti-Money Laundering Program (“AML Program”) that is designed to comply with applicable U.S. laws, regulations, and guidance, including rules of self-regulatory organizations, relating to the prevention of money laundering, terrorist financing, and related financial crimes. Its AML Program includes written policies and procedures regarding the (i) verification of the identity of its customers and the source of its customers’ funds, and ii) reporting of any suspicious transactions in a customer’s account. Financial Intermediary agrees to cooperate with the Trusts to satisfy the Trust’s AML due diligence policies, which may include annual AML compliance certifications, periodic AML due diligence reviews and/or other requests deemed necessary to ensure its compliance with the AML regulations. Financial Intermediary will (but only to the extent consistent with applicable law) take all steps necessary and appropriate to provide the Trust with any requested information about shareholders and their Fund accounts in the event that the Funds shall request such information due to an inquiry or investigation by any law enforcement, regulatory, or administrative authority.

B. Use of Names. Neither Financial Intermediary nor the Trust shall use the name (or any trademark, trade name, service mark or logo) of the other party or its affiliates or of the Funds in any manner without the other party’s written consent, except as required by any applicable federal or state law, rule or regulation, and except that Financial Intermediary may identify the Funds in a listing of funds offered by Financial Intermediary.

C. Representations with Respect to the Funds. Financial Intermediary and its agents shall not make any representation concerning a Fund or shares, except those contained in the Prospectus or SAI, in current material furnished by the Funds or their designee to Financial Intermediary for purposes of dissemination, or in materials created by Financial Intermediary and submitted to and approved in writing by the Funds or their designee.

D. Force Majeure. Neither Financial Intermediary nor the Trust nor its respective affiliates shall be liable to the other or to any Fund for any damage, claim or other loss whatsoever caused by circumstances or events beyond its reasonable control, provided that such party has exercised such reasonable diligence as the circumstances require.

E. Entire Agreement. This Agreement, including its Schedules, constitutes the entire agreement among the parties hereto with respect to the specific matters dealt with herein, and supersedes any previous agreements and documents with respect to such matters. This Agreement does not supersede the Mutual Fund Sales Agreement entered into between Financial Intermediary and the Funds’ distributor.

F. Notice. All communications under this Agreement shall be written and sent to a party at the address provided at the end of this Agreement. Notice shall be deemed to have been given on the date it was delivered personally to the other party or received by postage prepaid, registered or certified United States first class mail, return receipt requested; overnight courier services; or facsimile or similar electronic means of delivery (with a confirming copy by mail as provided herein) by the other party at its address specified in this Agreement. Any party may change the address to which communications to it shall be sent by giving notice thereof in accordance with this provision.

G. Nonexclusivity. The Funds acknowledge that Financial Intermediary may perform services similar to those to be provided under the Agreements to other investment companies, investment company sponsors, or service providers to investment companies. The Funds may enter into other similar agreements for the provision of such services with any other person or persons without Financial Intermediary’s consent.

H. Security Against Unauthorized Use of Funds’ Recordkeeping Systems. Financial Intermediary agrees to provide such security as is necessary to prevent any unauthorized use of the Funds’ recordkeeping system, accessed via (a) the world wide web or any URL maintained by the Funds or their distributor, (b) a networking/data access arrangement or (c) computer hardware or software provided to Financial Intermediary by the Funds or their distributor.

I. Assignment and Governing Law. This Agreement may not be transferred or assigned (as that term is defined in the Investment Company Act) by either the Trust or Financial Intermediary without the written consent of both parties, and shall be construed in accordance with the laws of the State of New York.

J. Limitation of Liability of the Trustees and Shareholders of the Funds. The names “JPMorgan Trust I”, “JPMorgan Trust II”, “JPMorgan Mutual Fund Group”, “JPMorgan Mutual Fund Investment Trust”, “Undiscovered Managers Funds” or “JPMorgan Fleming Series Trust” refer respectively to the Trusts. It is hereby agreed that this Agreement is executed on behalf of the Board of Trustees of each Trust (or the particular Fund thereof) and not individually and that the obligations of this Agreement are not binding on any of the Trustees, officers or shareholders of the Trust (or the particular Fund thereof) individually but are binding only upon the assets and property of the particular Fund or Trust as appropriate.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

_____________________________________________________.	Address for Notice:
Financial Intermediary

By:
Authorized Signature

Name:

Title:

TRUSTS:
JPMORGAN TRUST I	JPMORGAN VALUE OPPORTUNITIES FUND INC.
JPMORGAN TRUST II,
J.P. MORGAN FLEMING MUTUAL FUND GROUP, INC.
J.P. MORGAN MUTUAL FUND GROUP
J.P. MORGAN MUTUAL FUND INVESTMENT TRUST
UNDISCOVERED MANAGERS FUNDS

Address for Notice:	Address for Notice:

245 Park Avenue New York, N.Y. 10167	1101 Vermont Avenue, NW Washington, DC 20005

By:	By:

Authorized Signature	Authorized Signature

Name:	Name:

Title:	Title:

SCHEDULE A

Pursuant to the Agreement by and among the parties hereto, Financial Intermediary shall perform the following Services:

1.	Aggregate and transmit to the Funds purchase and redemption orders on behalf of Customers.

2.	Maintain separate records for each Customer with respect to each of the Funds held by such Customer, which records shall reflect Shares purchased and redeemed, including the date and price and charges assessed for all transactions, and Share balances.

3.	Prepare and transmit to Customers confirmations of all transactions in Shares.

4.	Prepare and transmit to Customers periodic account statements at least quarterly, and as frequently as required by law, showing the total number of Shares owned as of the statement closing date, purchases and redemptions of Shares during the period covered by the statement and dividends and other distributions paid during the statement period (whether paid in cash or reinvested in Shares).

5.	Forward or have forwarded to Customers (i) Fund Prospectuses, proxy materials, reports and other information supplied by Funds or their designee and required to be sent to shareholders under the federal securities laws, and (ii) upon request of the Funds or their designee, Fund communications deemed by the Fund, through its Board of Directors or similar governing body, to be material to shareholders of the Fund. The Funds shall be responsible for the costs associated with Financial Intermediary’s forwarding such materials to Customers.

6.	Withhold and remit taxes on dividends and distributions and, prepare, file or transmit all reports and returns, in each case as required by U.S. law with respect to each Customer account.

7.	Calculate the correct sales charges (including front-end or CDSC) for each individual shareholder and forward applicable CDSC charges to the Funds or their designee.

8.	Provide each Fund with information, on a daily basis, regarding Customer Share purchases by state or jurisdiction of Customer’s address.

9.	Provide to the Funds monthly CDSC reports with respect to any affected class of Shares held by Customers. CDSC report and associated funding of CDSC fees will be provided to the Funds no later than five (5) business days after the end of each calendar month.

10.	Provide to the Funds a monthly account position level average daily assets report or file. This report to be provided to the Funds no later than five (5) business days after the end of each calendar month.

11.	Calculate trail commissions and invoice the Funds or their designee on a monthly basis. Provide associated reports and invoice to Funds or their designee no later than ten (10) calendar days after the end of each calendar month.

12.	Notify the Funds or their designee via DTCC of the transfer of a Customer’s account to another dealer of record.

13.	Provide the following daily reports, to be transmitted to the Funds or their designee in a secure method and format to be mutually agreed upon by the parties. Reports to be provided to the Funds or their designee no later than 4:00 a.m. EST on each business day. These reports shall provide no less information than if the reported positions were held in a fully disclosed DTCC Network Level 3 account under best practices developed by the industry for breakpoints assessment, commonly referred to as Client Data Share II (Full Disclosure).

a) Daily Position Report

b) Daily Transaction Activity Report indicating Financial Intermediary branch and registered representative code for each Share transaction, including, the dollar amount, number of Shares and transaction type.

14.	Provide to the Funds, the Transfer Agent and/or other parties designated by them such other information relating to transactions in and holdings of shares of Funds by or on behalf of Customers as is reasonably requested.

15.	Pursuant to Section 2(c), collect and remit to Funds or their designee any applicable short term redemption fees and associated reporting reflecting fees collected and remitted and any waivers applied. Short term redemption fee reports and remittance of fees shall be completed no later than five (5) business days after the end of each calendar month.

SCHEDULE B

OPERATING PROCEDURES

The Trusts and Financial Intermediary shall follow the following operating procedures in connection with transactions in Shares by Customers through Financial Intermediary, except as otherwise agreed to in writing by the parties.

A.	Net asset value per share is generally provided on a daily basis to NASDAQ and other major news organizations by 5:55 p.m. Eastern time. Net asset value can be provided directly to Financial Intermediary after 6:00 p.m. Eastern time upon request.

B.	JPMDS will furnish notice of the declaration of any income, dividends, or capital gains distributions payable by the Funds. This information will include the ex, record and payable dates along with the Fund’s reinvestment price. Typically, this notice will be given by fax transmission, but may be given by other means as may be reasonable under the circumstances.

C.	Dividends and capital gains distributions paid for each of the J.P. Morgan Funds are automatically reinvested in additional shares of the same Fund unless the Customer has elected to have them paid in cash.

D.	Execution of orders for Shares

The execution of all orders for Share transactions will be subject to the terms of the Prospectus, these Operating Procedures and, if executed through Fund/SERV, the DTCC’s rules and procedures.

The Financial Intermediary certifies as follows:

(i)	orders to purchase and redeem shares received by Financial Intermediary or the Financial Intermediary’s Agent (as defined in Section 2(f) of the Agreement) prior to the earlier of the close of trading on the New York Stock Exchange or the close of a Fund (generally, 4:00 p.m., Eastern Time (“ET”)) (“Market Close”) on any day that a Fund is open for business (“Day 1”) will be electronically transmitted to the Funds by 8:00 a.m., ET on the next day that the Fund is open for business (“Day 2”)(such orders are referred to as “Day 1 Trades”); and

(ii)	orders to purchase and redeem shares received by Financial Intermediary or the Financial Intermediary’s Agent after the Market Close on Day 1, but prior to the Market Close on Day 2 (“Day 2 Trades”) will be electronically transmitted to the Funds by 8:00 a.m., ET on the second day that the Fund is open for business following Day 1.

(iii)	If the Financial Intermediary cannot electronically transmit Day 1 Trades to the Funds by 8:00 a.m., ET on Day 2, Financial Intermediary will transmit such orders by facsimile prior to the beginning of trading on the New York Stock Exchange (generally 9:30 am ET) on Day 2.

(iv)

Day 1 Trades will be effected at the NAV calculated as of the Market Close on Day 1, and Day 2 Trades will be effected at the NAV calculated as of the Market Close on Day 2. The Trust agrees that, consistent with the foregoing, Day 1 Trades will have been received by the Funds prior to the Market Close on Day 1 for all purposes and Day 2 Trades will have been received by the Funds prior to Market close on Day 2 for all purposes, including, without limitation, effecting distributions.

E.	Payments for Shares shall be made as specified in the Prospectus. If payment for any purchase order is not received in accordance with the terms of the Prospectus, the Funds reserve the right, without notice, to cancel the sale and to hold Financial Intermediary responsible for any loss sustained as a result thereof, including loss of profit.

F.	Issuance and transfer of Shares will be by book entry only. The Funds will not issue stock certificates.

G.	The Funds or their designee will make available to Financial Intermediary a list of the states or other jurisdictions in which Shares are eligible for sale, which list may be revised from time to time. Financial Intermediary agrees to sell or offer to sell Shares only in the states and other jurisdictions appearing on the most recent list made available by the Funds. Financial Intermediary will not knowingly accept or act upon any instruction to purchase Shares from a customer located outside the United States of America or for the account of any non-US person.

H.	The Fund or its designee will provide Financial Intermediary with confirmations of executed trades through Fund/SERV when applicable or by mail or electronic means. Periodic account statements will be provided to Financial Intermediary showing the total number of Shares held, Share transactions, dividends and other distribution during the statement period, and such other information as may be required from time to time.

SCHEDULE C

FEE SCHEDULE

Financial Intermediary’s administrative sub-accounting fees shall be charged at the following rates: for each Customer position in                              shares of variable NAV Funds $             per annum; for each closed or zero balance Customer position $0 per annum. The closed position/zero balance rate shall apply for the period beginning no later that the first day of the first month following the month in which the position balance is reduced to zero and continuing until the position record is purged from the recordkeeping system.

Financial Intermediary shall calculate the compensation due under this Schedule C at the end of each quarter and shall send an invoice therefor to the Trust. Each invoice shall be accompanied by a statement setting forth the calculation of such compensation amount.

The Trusts reserve the right not to pay fees to Financial Intermediary if Financial Intermediary’s fee payments for a given month are deemed to be de minimis. The Trusts currently adhere to a $25.00 de minimis threshold, but reserve the right to change that threshold from time to time.

The Trusts shall pay Financial Intermediary such fee by wire transfer or other form acceptable to Financial Intermediary and the payment shall be separate from payments related to redemption proceeds and distributions.

Financial Intermediary will permit the Trusts and its representatives (including counsel and independent accountants) with reasonable access to its records to enable the Trusts to verify that the Financial Intermediary’s charges hereunder comply with the provisions of this Agreement. Such access shall include, but not be limited to, up to four on-site inspections of the Financial Intermediary’s records each calendar year. Such inspections shall be upon advance written notice, during normal business hours and at the expense of the Trusts and their representatives.